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The Jamestown Advantage

Headquartered in Atlanta, Jamestown is a design-focused real estate investment and management company with a track record of 35+ years, nearly 80,000 German retail, U.S., and international institutional investors, 31 realized funds, and a clear mission: to transform spaces into hubs for innovation and community.

Jamestown's current and previous projects include Ponce City Market in Atlanta; Chelsea Market, Industry City, and One Times Square in New York City; Ghirardelli Square in San Francisco; and the Innovation and Design Building in Boston. Along with these properties, Jamestown manages office, retail, grocery-anchored shopping centers, and residential buildings in markets around the world..**

**Disclaimer: Jamestown's current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC's investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access investments like those identified.

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John Wilson
Fund Manager



Elyssa Marcus
Fund Associate



Andrew Mandel
Investor Relations Associate



Kathryn Aquino
Client Coordinator

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The Jamestown Invest Strategy

We've staked our reputation on developing vibrant, community-driven properties; but it's behind the real estate that you'll find the real soul of our investment projects. With vertically integrated asset management, property management, architecture, design, retail leasing, and creative services, the Jamestown team has the ability to identify key market opportunities.

What is Jamestown Invest?

With a minimum investment of $2,500 made online, American investors can access a portfolio of quality, private commercial real estate that's vetted and managed by Jamestown. The offering comes with no upfront fees to the investor.

Market Opportunities in Atlanta and the Southeast

Jamestown's U.S. headquarters has been located in Atlanta, Georgia for 35+ years since the company's founding. Jamestown's experience in Atlanta is extensive, and Jamestown's Investment Committee has a track record of understanding the local market and identifying investment opportunities.

Jamestown Invest Offerings

- Investment Profile: Value-Add
- Investment Asset Classes: Mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels.
- Investment Geography: Atlanta, Raleigh, Charleston, and other major metropolitan statistical areas across the United States
- Asset Acquisition Cost: $10 – $40 Million

Download the offering circular

Investing in Jamestown Invest 1, LLC's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest. These risks include, but are not limited to, illiquidity, complete loss of invested capital, limited operating history, conflicts of interest and blind pool risk.

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Jamestown Across the United States**



**Disclaimer: Jamestown's current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC's investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access investments like those identified.

Press**

Feb 28, 2019
Reuters

Seeking an edge, U.S. landlords turn to tenant experience apps

Feb 11, 2019
Alive

Executive Profiles: Jamestown CEO Matt Bronfman

Jan 20, 2019
San Francisco Chronicle

SF's historic Ghirardelli Square nearly full with food focus

Dec 28, 2018
Forbes

Ponce City Market preserves the past and defines the future of workspaces

For press inquiries, contact press@jamestowninvest.com

**Disclaimer: Jamestown's current and previous portfolio of projects and properties are not representative of Jamestown Invest 1, LLC's investment strategy and are not representative of the scale of investments that Jamestown Invest 1, LLC intends to make. Further, there is no assurance that Jamestown Invest 1, LLC will be able to achieve its investment objectives or to access investments like those identified.

Contact Us | Privacy Policy & Terms of Use | Download the Offering Circular

IMPORTANT MESSAGE:

This site is operated by Jamestown, LP ("Jamestown"). Jamestown intends to sponsor a public offering pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind. Copies of the preliminary offering statement for the Regulation A offering may be obtained by visiting SEC.

Jamestown is not a registered broker-dealer. Jamestown does not give investment advice, endorsement, analysis or recommendations with respect to any securities. All securities posted here are being offered by, and all information included on this site is the responsibility of, the applicable issuer of such securities. Jamestown has not taken steps to verify the adequacy, accuracy, or completeness of such information. Neither Jamestown nor any of its officers, directors, agents and employees makes any warranty, express or implied, of any kind related to the adequacy, accuracy or completeness of any such information on this site or the use of such information on this site. This website is only suitable, intended and available for residents of the US who are familiar with and willing to accept the risks associated with private investments and able to bear the loss of their entire investment. The offering on this site is conducted by North Capital Private Securities Corporation, Member FINRA/SIPC located at 623 East Ft. Union Blvd, Suite 101, Salt Lake City, UT 84047. NCPS does not make investment recommendations and no communication, through this website or in any other medium should be construed as a recommendation for any security offered on or off this investment platform. You can review the brokercheck for NCPS here. By accessing this site and any pages thereof, you agree to be bound by the Terms of Use and Privacy Policy.

All prospective investors must certify that they meet the suitability standards and must acknowledge that they have received and read all investment materials. The securities offering posted on the website are speculative. There is a potential for loss of part or ALL of investment capital. Neither the SEC nor any federal or state securities commission or regulatory authority has recommended or approved any investment or reviewed the accuracy or completeness of any of the information or materials posted on this website. Prior results are not indicative of future performance and any "forward looking statements" or returns shown on the website are illustrative examples only and actual results may vary materially. All investors must make their own determination of whether or not to make any investment, based on their own independent evaluation of the investment and their risk tolerance. You can learn more about investing in private placements from the SEC or FINRA.